Exhibit 21

Subsidiary	State of Incorporation or Organization
PAETEC Corp.	Delaware
PaeTec Communications, Inc.	Delaware
PaeTec Communications of Virginia, Inc.	Virginia
PAETEC Integrated Solutions Group, Inc.	Delaware
PAETEC Software Corp.	New York
PAETEC iTEL, L.L.C.	North Carolina
US LEC LLC	Delaware
US LEC Communications LLC (1)	North Carolina
US LEC of Alabama LLC (1)	North Carolina
US LEC of Florida LLC (1)	North Carolina
US LEC of Georgia LLC (1)	Delaware
US LEC of Maryland LLC (1)	North Carolina
US LEC of North Carolina LLC (1)	North Carolina
US LEC of Pennsylvania LLC (1)	North Carolina
US LEC of South Carolina LLC (1)	Delaware
US LEC of Tennessee LLC (1)	Delaware
US LEC of Virginia L.L.C. (1)	Delaware
Allworx Corp.	Delaware
MPX, Inc.	Delaware
Technology Resource Solutions, Inc. (2)	New York
McLeodUSA LLC	Delaware
McLeodUSA Information Services LLC	Delaware
McLeodUSA Telecommunications Services, L.L.C. (1)	Iowa
McLeodUSA Purchasing, L.L.C.	Iowa
U.S. Energy Partners LLC (3)	New York
PAETEC Realty LLC	New York
Quagga Corporation	California
Cavalier Telephone Corporation	Delaware
CavTel Holdings, LLC	Delaware
Cavalier Telephone LLC	Virginia
Cavalier IP TV, LLC	Delaware
Cavalier Services, LLC	Delaware
Elantic Networks, Inc.	Delaware
SM Holdings, LLC	Delaware
Talk America Holdings, Inc.	Delaware
Access One Communications Corp.	New Jersey
Compco, Inc.	Delaware
Talk America of Virginia, Inc.	Virginia
Talk America Inc. (1)	Pennsylvania
LDMI Telecommunications, Inc.	Michigan
NT Corporation	Delaware
TC Services Holding Co., Inc.	Pennsylvania
Cavalier Telephone Mid-Atlantic, L.L.C.	Delaware
Intellifiber Networks, Inc.	Virginia
Network Telephone Corporation	Florida
OmniCall, Inc.	South Carolina
The Other Phone Company, Inc.	Florida

(1)	Doing business as PAETEC Business Services.

(2)	Doing business as PAETEC Energy.

(3)	Doing business as PAETEC Energy Marketing Corp.